EXHIBIT 99.1

**PRESS RELEASE**
Contacts:
Community Bank.
Barron P. (Pat) McCune
President and Chief Executive Officer
(724)223-8310

Community Bank
Andrew Corfont
Sr. Vice President - Marketing
(724)852-7205

CB FINANCIAL SERVICES INC. ANNOUNCES
RESIGNATION OF PRESIDENT AND CEO AND THE APPOINTMENT OF
INTERIM PRESIDENT AND CEO

Washington, PA— January 8, 2020  – CB Financial Services, Inc. (“CB or the “Company”) (NASDAQGM: CBFV), the holding company of  Community Bank (the “Bank”), announced that Patrick G. O’Brien has announced his voluntary resignation as President and CEO of the Company and the Bank.  He also resigned as a director of both companies. Mr. O’Brien has long been extremely active in the community and in numerous charitable organizations and seeks more time to devote to his family and these endeavors.

He stated, “I am proud to have been the leader of Community Bank and to have played important roles in helping our community and many charities.  I look forward to continuing to help improve our community.  I wish Community Bank and my many friends there the best of everything in the future.  I am pleased that my old friend and mentor Pat McCune will be available to take over the leadership of Community Bank.”

Community Bank has started a search for its next leader.  In the interim, the Bank’s former CEO, Barron P. (“Pat”) McCune, Jr., has been named as President and CEO of both CB Financial Services, Inc. and Community Bank.

Mark E. Fox, Chairman of the Board of Directors, stated “We are fortunate to have Pat McCune available during this transition period.  He deeply understands the industry, our community, our bank and its people.”

Mr. McCune has been associated with Community Bank for over 30 years, first as the Bank’s attorney, then joining the Bank in 1992 as a director, and assuming the position of President in 1999.  He was appointed CEO in 2005.  Under his leadership, the Bank grew many times over and the Company registered with the SEC as a public company trading on NASDAQ.

Mr. McCune stated, “I am honored and pleased to be able to again assume leadership of Community Bank as it seeks the next generation of leadership.  The Bank remains strong and secure, having a deep and experienced management team and having just announced its best ever quarterly financial performance.  I am confident Community Bank will continue its 119-year tradition of safety, excellence and growth.  I also wish to extend my gratitude to my friend Pat O’Brien for his leadership of Community Bank and I wish him the very best going forward”.

For more information on Community Bank visit www.communitybank.tv.

About CB Financial Services, Inc.

CB Financial Services is the holding company for Community Bank, a Pennsylvania-chartered commercial bank located in Washington, Pennsylvania. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. For more information about Community Bank, visit our website at www.communitybank.tv.